Exhibit 23.1.b

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-97263 and 333-87190) and Form S-8 (File Nos. 33-45618 and 333-98781) of Great Plains Energy Incorporated of our report dated February 5, 2002, except with respect to the reclassification of the 2001 and 2000 information in Note 13 as to which the date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; and the reclassification described in the last paragraph of Note 19 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 20, and the 2001 and 2000 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 143 as described in Note 12 as to which the date is August 13, 2003, relating to the financial statements of Great Plains Energy Incorporated, which appears in this Current Report on Form 8-K/A (Amendment No. 1). We also consent to the incorporation by reference in the above named registration statements of our report dated February 5, 2002, except with respect to the reclassification to the 2001 financial statement schedule information relating to the discontinued operations as described in Note 1 as to which the date is August 13, 2003, relating to the 2001 and 2000 financial statement schedule information of Great Plains Energy Incorporated, which also appears in this Current Report on Form 8-K/A (Amendment No. 1).

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
August 20, 2003